Exhibit 10.2

FS Credit Real Estate Income Trust, Inc.

Class I Restricted Stock Unit Agreement

December 1, 2022

This Class I Restricted Stock Unit Agreement (the “Agreement”) is made on the date set forth above in accordance with Section 8(c) of the Fourth Amended and Restated Advisory Agreement between FS Credit Real Estate Income Trust, Inc. (the “Company”) and FS Real Estate Advisor, LLC (the “Adviser”), effective as of December 1, 2022 (as amended, the “Advisory Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Advisory Agreement.

1.

In accordance with Section 8(c) of the Advisory Agreement, the Administrative Services Fee shall be payable quarterly in arrears on the last day of each quarter in the cash equivalent number of Class I RSUs based on the then-current Class I Share transaction price as of the last day of such quarter (each such payment date, a “Grant Date”). On each Grant Date, the Company shall issue to the Adviser and the Sub-Adviser (the “Adviser Entities”) the number of Class I RSUs to which each is entitled pursuant to the Advisory Agreement and the Sub-Advisory Agreement, as applicable, subject to the terms and conditions hereof. Each Class I RSU represents the right to receive one Class I Share, subject to the terms and conditions of this Agreement.

2.	Except as otherwise provided herein, Class I RSUs shall become issuable in the form of Class I Shares on the following dates (each, a “Vesting Date”):

a.	1/3rd of the Class I RSUs shall vest on the first calendar day of the month following the one-year anniversary of the Grant Date;

b.	1/3rd of the Class I RSUs shall vest on the first calendar day of the month following the two-year anniversary of the Grant Date;

c.	1/3rd of the Class I RSUs shall vest on the first calendar day of the month following the three-year anniversary of the Grant Date;

d.

100% of the Adviser’s Class I RSUs shall immediately vest upon the nonrenewal or termination of the Advisory Agreement pursuant to Section 12(b)(ii), Section 12(b)(iii) or Section 12(b)(iv) thereof; and

e.

100% of the Sub-Adviser’s Class I RSUs shall immediately vest upon the nonrenewal or termination of the Sub-Advisory Agreement pursuant to Section 9(b)(i), Section 9(b)(iii), Section 9(b)(iv), Section 9(b)(v) or Section 9(b)(vi) thereof.

Notwithstanding the forgoing vesting schedule, (i) 100% of the Adviser’s unvested Class I RSUs shall be automatically forfeited upon termination of the Advisory Agreement pursuant to Section 12(b)(i) thereof and (ii) 100% of the Sub-Adviser’s unvested Class I RSUs shall be automatically forfeited upon termination of the Sub-Advisory Agreement pursuant to Section 9(b)(ii) thereof. If either of the Adviser Entities resigns as the adviser or sub-adviser, respectively, of the Company, then any rights related to the Class I RSUs evidenced hereby as of the date of such resignation shall remain outstanding and Class I Shares issuable in respect thereof shall be issued upon the applicable Vesting Date.

3.

On each Vesting Date, the Board authorizes and directs the Company to issue to the Adviser Entities, subject to Section 4 below, their respective portion of the number of Class I Shares equal to the number of vested Class I RSUs, and such Class I Shares shall be validly issued and non-assessable. Such Class I Shares shall be registered in the names of the Adviser Entities as of the Vesting Date, and the Company shall notify the Company’s transfer agent of such issuance of Class I Shares. The Adviser Entities may not request repurchase by the Company of any Class I Shares issued hereunder for a period of six (6) months from the date of issuance. Thereafter, upon ten (10) days’ written notice to the Company by the Adviser, the Company shall repurchase any Class I Shares requested to be repurchased by either of the Adviser Entities at the then-current Class I Share transaction price; provided that no repurchase shall be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law.

4.

If the issuance of Class I Shares pursuant to this Agreement, in the opinion of the Company or the Adviser, were to jeopardize the Company’s qualification as a REIT, such issuance would be further deferred until such time as it would not cause the Company to fail to qualify as a REIT, as determined by the Company and the Adviser.

5.

If, prior to a Vesting Date, the Company declares a cash distribution on the Class I Shares underlying the unvested Class I RSUs, then, on the payment date of such distribution, the account of each Adviser Entity shall be credited with distribution equivalents in an amount equal to the distributions that would have been paid to such Adviser Entity if one Class I Share had been issued for each unvested Class I RSU granted to such Adviser Entity as set forth in this Agreement. Distribution equivalents shall be subject to the same vesting and forfeiture restrictions as the Class I RSUs to which they are attributable and shall be paid on the same date that the Class I RSUs to which they are attributable are settled in accordance with this Agreement.

6.

The Adviser Entities acknowledge that the Company has not registered the Class I Shares to be issued hereunder under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from such registration provided by the Securities Act and the State Acts. The Adviser Entities acknowledge that the Class I Shares to be issued hereunder may not be sold, transferred, assigned, exchanged, pledged, hypothecated or otherwise disposed of except pursuant to a registration of the Class I Shares under the Securities Act and all applicable State Acts, or in transactions which are exempt from the registration provisions of the Securities Act and all applicable State Acts, and that the Adviser Entities have no right to require the Company or any other party to seek such registration of such Class I Shares. The Adviser Entities further acknowledge that the Class I Shares are subject to significant restrictions on transferability and ownership set forth in the Company’s Articles of Amendment and Restatement, dated as of September 7, 2017, as amended or restated to date, and that the Adviser Entities have no present intent to attempt to sell, transfer or otherwise dispose of such Class I Shares, except in compliance with applicable securities laws, which will be unregistered and subject to restrictions on transfer. The Adviser Entities are acquiring the Class I Shares solely for their own beneficial account for investment purposes only, and not with a view towards, or with any intention of, any distribution or resale of the Class I Shares, except in compliance with applicable securities laws.

7.	This Agreement shall have an unlimited duration, except as otherwise set forth herein.

8.	This Agreement shall be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS REAL ESTATE ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

RIALTO CAPITAL MANAGEMENT, LLC

By:	/s/ Sorana Georgescu
Name:	Sorana Georgescu
Title:	Secretary

FS REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

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